Exhibit 99.1

Sucampo Acquires Vtesse Inc.

Transaction Valued at $200 Million Upfront

Diversifies Pipeline with Late Stage Program in Niemann-Pick Disease Type C1 (NPC-1)

Increases Company Focus on Specialized Diseases with High Unmet Need

Leverages Focus on Orphan and Pediatric Diseases

Expected to be Accretive to Earnings Beginning in 2019

Shareholders and Investors of Sucampo and Vtesse to Establish Foundation to Support Research Related to NPC Disease

Company to Host Conference Call Today at 8:30 a.m. EDT

ROCKVILLE, Md., and GAITHERSBURG, Md., April 03, 2017 (GLOBE NEWSWIRE) -- Sucampo Pharmaceuticals, Inc. (Sucampo) (NASDAQ:SCMP), a global biopharmaceutical company, and Vtesse Inc. (Vtesse), a privately-held rare disease company, today announced that Sucampo has acquired Vtesse for upfront consideration of $200 million.  Sucampo funded the acquisition through the issuance of 2,782,678 shares of Sucampo Class A common stock and $170 million of cash on hand; no external financing was utilized.

Strategic and Financial Benefits of the Transaction

  Acquisition provides Sucampo with VTS-270, which is in a pivotal study for the treatment of Niemann-Pick Disease Type C1 (NPC-1)
  Builds on Sucampo’s capabilities, global development platform and focus on specialized areas of high, unmet medical need
  Fully-enrolled global pivotal clinical trial, with results expected in mid-2018
  Sucampo provides capabilities and resources to accelerate the global development and potential commercialization of VTS-270
  Aligns with Sucampo’s patient-focused mission and contributes to goal of building an increasingly diversified, global biopharmaceutical company
  Product is expected to be launched and accretive to earnings beginning in 2019
  Vtesse team will continue to support the advancement of VTS-270

About Niemann-Pick Disease Type C1

  Rare genetic disorder that begins impacting the lives of those affected from birth to early adulthood.  Clinical symptoms do not slow or reverse, with complications from neurological manifestations being the primary cause of eventual fatalities
  Incidence of NPC-1 is estimated between 1:100,000 to 1:150,000 live births
  Estimated 2,000-3,000 cases globally
  NPC-1 results in early death in the vast majority of cases
  Currently no approved treatments for the disease in the U.S.

About VTS-270

VTS-270 is a well-characterized mixture of 2-hydroxypropyl-ß-cyclodextrins (HPßCD) with a specific compositional fingerprint that distinguishes it from other HPßCD mixtures.  It is administered by an intrathecal infusion to directly address the neurological manifestations of disease.  Preclinical and early clinical studies suggest that the administration of VTS-270 may slow or stop certain indicators of NPC-1, an ultra-orphan, progressive and fatal disease caused by a defect in lipid transport within the cell.  VTS-270, which is currently in a pivotal Phase 2b/3 trial, has been granted breakthrough therapy designation in the U.S. and orphan designation in both the U.S. and EU.  Effective treatment of NPC remains a high unmet need, with no approved products for patients in the U.S.  Results from the pivotal trial are expected in mid-2018.

“We are extremely pleased to announce the acquisition of Vtesse.  Sucampo brings significant capabilities to Vtesse and its program, and we believe that this acquisition not only has the potential to make an important difference in the lives of patients, their families, and the dedicated physicians who care for them, but also to create value for shareholders.  We welcome the employees of Vtesse to our team and look forward to accelerating the global development of VTS-270 in the hopes of bringing this novel treatment to patients afflicted by Niemann-Pick Disease Type C1 in the U.S. and around the globe,” said Peter Greenleaf, Chairman and Chief Executive Officer of Sucampo.

“The Vtesse team remains fully committed to the NPC community and will provide continuity to the patients, families, and clinical sites in cooperation with Sucampo.  We recognize that Sucampo shares our commitment to the patients and caregivers of NPC and provides us with the best opportunity to bring this important treatment to NPC-1 patients in the U.S. and around the globe.  Together, we will accelerate the global development and commercialization of VTS-270, relying on the complementary capabilities at Sucampo.  Our commitment to the patients, families and physicians remains steadfast,” said Ben Machielse, Drs, President, Founder and Chief Executive Officer of Vtesse Inc.

Since its launch in January 2015, the Vtesse team has fully enrolled the registrational study of VTS-270 in NPC-1 at 20 clinical trial sites across the globe, providing broad access for study-eligible patients.  The team has also been developing a device to assist healthcare providers with administration of VTS-270 to patients, and has supported compassionate use of the drug candidate.

Terms of the Transaction

Sucampo has acquired Vtesse for an upfront consideration of $200 million, and has agreed to pay Vtesse shareholders contingent consideration based on mid-single digit to double-digit royalties on global net sales of the product based on increasing net sales levels, and a share of net proceeds that may be generated from the monetization of the  pediatric review voucher, which is expected to be granted in connection with the approval of the product in the U.S.   The upfront payment was made in the form of issuance of 2,782,678 Sucampo Class A common shares to the Vtesse shareholders and the payment of $170 million (subject to a working capital adjustment) in cash on hand.  No external financing was required for this acquisition.  The Vtesse shareholders have agreed to a three-month lock-up of the common shares that were issued, and Sucampo has agreed to register the common shares for resale after the lock-up expires.

Vtesse employees are expected to join Sucampo to continue the important mission they have embarked upon at Vtesse of bringing an NPC therapy to market.

Additionally, Vtesse and Sucampo intend to establish a foundation after the closing of the acquisition to support research related to NPC disease.  The establishment of this foundation is a testament to the high level of commitment the Vtesse and Sucampo teams have to scientific advancement regarding NPC.  Subject to finalizing the terms of the foundation, Vtesse’s equity holders have set aside a portion of the transaction proceeds to contribute to the foundation, and Sucampo intends to match the Vtesse shareholder contribution from its corporate funds.

“At the time of Vtesse’s launch in January 2015, Vtesse’s original investors recognized the imperative of driving VTS-270 rapidly through clinical development to secure the data for regulatory approvals and to deliver the drug candidate to the NPC-1 community.  Sucampo is a global partner that is fully behind the original mission of Vtesse and its investment group.  We’re very proud to join their shareholders in establishing a foundation that will support further research of and awareness-building for NPC disease,” said David Mott, General Partner, NEA, and Vtesse’s Board Chair.

Guidance

Sucampo today updated its guidance for the full year ending December 31, 2017, incorporating the Vtesse acquisition, as follows:

Guidance ($’s M) except EPS	Previous Full Year 2017 Guidance Pre Vtesse	Revised Full Year 2017 Guidance Post Vtesse
Revenue	$220 – $230	$220 – $230
Adj. Net Income	$80 – $90	$56 – $66
Adj. EBITDA	$145 – $155	$109 – $119
Adj. EPS	$1.35 – $1.50	$1.00 – $1.10
Free Cash Flow	$106 – $116	$86 – $96

Advisors

Jefferies LLC served as financial advisor to Sucampo and Leerink Partners served as financial advisor to Vtesse; Cooley LLP served as legal advisor to Sucampo, and Wilmer Cutler Pickering Hale and Dorr LLP served as legal advisor to Vtesse.

Non-GAAP Financial Measures

This press release contains four financial metrics (Adjusted Net Income, EBITDA, Adjusted EBITA and Free Cash Flow) that are considered “non-GAAP” financial metrics under applicable Securities and Exchange Commission rules and regulations. These non-GAAP financial metrics should be considered supplemental to and not a substitute for financial information prepared in accordance with generally accepted accounting principles. The company’s definition of these non-GAAP metrics may differ from similarly titled metrics used by others. Adjusted Net Income adjusts for specified items that can be highly variable or difficult to predict, and various non-cash items, which includes amortization of acquired intangibles, inventory step-up adjustment, R&D intangible asset impairment, restructuring costs, legal settlement, acquisition related expenses, amortization of debt financing costs, debt extinguishment, R&D license option expense, acquisition related acceleration of deferred revenue, foreign currency translations and the tax impact of these adjustments. EBITDA reflects net income excluding the impact of provision for income taxes, interest expense, interest income, depreciation, R&D intangible asset impairment, amortization of acquired intangibles and inventory step-up adjustments. Adjusted EBITDA reflects EBITDA and adjusts for specified items that can be highly variable or difficult to predict, and various  non-cash items, which includes share based compensation expense, restructuring costs, acquisition related expenses, debt extinguishment, R&D license option, legal settlement, foreign currency translations and the acquisition related acceleration of deferred revenue. Free cash flow reflects net cash provided by operating activities less expenditures made for property and equipment. The company views these non-GAAP financial metrics as a means to facilitate management’s financial and operational decision-making, including evaluation of the company’s historical operating results and comparison to competitors’ operating results. These non-GAAP financial metrics reflect an additional way of viewing aspects of the company’s operations that, when viewed with GAAP results may provide a more complete understanding of factors and trends affecting the company’s business.

The determination of the amounts that are excluded from these non-GAAP financial metrics is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. Because non-GAAP financial metrics exclude the effect of items that will increase or decrease the company’s reported results of operations, management strongly encourages investors to review the company’s consolidated financial statements and publicly-filed reports in their entirety.

Company to Host Conference Call Today

Sucampo will host a conference call and webcast today, Monday, April 3, 2017 at 8:30 am ET.  Conference call and Webcast participation details are as follows:
Dial-in number: 888-636-8238 (domestic) or 484-747-6635 (international)
Passcode: 98372393
Webcast link: http://www.sucampo.com/investors/events-presentations/

Conference call replay:
Dates: Starting at 11:30 AM ET, April 3, 2017 a replay of the teleconference and webcast will be available
Dial-in number: 855-859-2056 (domestic) or 404-537-3406 (international)
Passcode: 98372393
Webcast link: http://www.sucampo.com/investors/events-presentations/; then click ‘Archived Events’

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is focused on the development and commercialization of medicines that meet major unmet medical needs of patients worldwide. Sucampo has two marketed products – AMITIZA, its lead product, and RESCULA – and a pipeline of product candidates in clinical development. A global company, Sucampo is headquartered in Rockville, Maryland, and has operations in Japan and Switzerland. For more information, please visit www.sucampo.com.

The Sucampo logo and the tagline, The Science of Innovation, are registered trademarks of Sucampo AG. AMITIZA is a registered trademark of Sucampo AG.

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About Vtesse Inc.

Vtesse Inc. is a rare disease company dedicated to developing drugs for patients suffering from underserved diseases. Vtesse closely collaborates with the National Institutes of Health (NIH), parents, patient support groups and other academic institutions to advance VTS-270 towards regulatory approval. Vtesse is also progressing earlier stage programs for lysosomal storage diseases, including next-generation therapeutics for NPC. Vtesse is based in Gaithersburg, Maryland. For more information, visit www.vtessepharma.com.

Forward-Looking Statement

This press release  contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These include statements about the development and potential commercialization of VTS-270, the timing of expected clinical trial results, the accretiveness of VTS-270 to earnings, if approved, and the timing of such accretiveness, the potential issuance of a pediatric review voucher and updated financial guidance.  These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding the development or commercial potential of Sucampo’s products, and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the impact of pharmaceutical industry regulation and health care legislation; Sucampo's ability to accurately predict future market conditions; Sucampo’s ability to successfully integrate the operations of acquired businesses; dependence on the effectiveness of Sucampo's patents and other protections for innovative products; the effects of competitive products on Sucampo’s products; and exposure to litigation and/or regulatory actions.

No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Sucampo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Sucampo's business, particularly those mentioned in the risk factors and cautionary statements in Sucampo's most recent Form 10-K as filed with the Securities and Exchange Commission on March 8, 2017, as well as its filings with the Securities and Exchange Commission on Forms 8-K and 10-Q since the filing of the Form 10-K, all of which Sucampo incorporates by reference.

Contact:
Sucampo Pharmaceuticals, Inc.
Silvia Taylor
Senior Vice President, Investor Relations and Corporate Affairs
1-240-223-3718
staylor@sucampo.com